UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2022

NATIONAL RETAIL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Suite 900 Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 265-7348

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	NNN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Julian E. (“Jay”) Whitehurst

On January 19, 2022, National Retail Properties, Inc. (the “Company”) announced that, as contemplated under the Company’s long-term executive succession planning process, Jay Whitehurst, the Company’s President and Chief Executive Officer (the “President and CEO”) and a member of the Board of Directors (the “Board”) of the Company, and the Board mutually agreed that Mr. Whitehurst will retire from employment with the Company and as a member of the Board effective as of April 28, 2022 (such date, the “Retirement Effective Date”). Mr. Whitehurst will remain the President and CEO through the Retirement Effective Date and he will thereafter assist the Company with transitional and other assigned matters. In addition, Mr. Whitehurst will continue to serve as a member of the Board through the Retirement Effective Date.

In connection with his retirement, the Company and Mr. Whitehurst entered into a Retirement and Transition Agreement (the “Retirement Agreement”). The principal terms of the Retirement Agreement provide that:

•

Mr. Whitehurst will continue to be paid his annual base salary through the Retirement Effective Date. In addition, Mr. Whitehurst will be eligible to receive a prorated annual bonus for 2022 based on actual performance calculated in a manner consistent with the Company’s bonus plan for 2022.

•

To further strengthen his alignment with shareholder interests during 2022, Mr. Whitehurst will receive a performance-based vesting restricted stock award in accordance with the 2022 executive compensation plan to be approved by the Board.

•	The equity awards held by Mr. Whitehurst as of the Retirement Effective Date will be treated as follows:

•	All of the restricted stock awards subject to only time-based vesting conditions will vest as of immediately prior to the Retirement Effective Date; and

•

The restricted stock awards subject to performance-based vesting conditions will continue to vest following the Retirement Effective Date on the same vesting terms and schedule (including attainment of applicable performance goals) with respect to the same number of shares of Company stock as set forth in the applicable award agreements.

•

In order to facilitate the transition, Mr. Whitehurst will make himself available to consult with the Company as reasonably requested by the Company from time to time for the 20-month period following the Retirement Effective Date. In consideration for the consulting services, commencing on the Retirement Effective Date, the Company will pay Mr. Whitehurst a monthly fee of $60,000. The remainder of the monthly consulting fee will be paid to Mr. Whitehurst in a lump sum if he ceases to provide consulting services to the Company under certain circumstances.

Mr. Whitehurst will receive the foregoing payments and benefits provided he executes and does not revoke a release of claims in favor of the Company, and he complies with non-competition, non-solicitation, non-disclosure and non-disparagement covenants described in the Retirement Agreement.

The foregoing summary of the terms and conditions of the Retirement Agreement is qualified in its entirety by reference to the full text of the Retirement Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Appointment of Stephen A. (“Steve”) Horn, Jr. as President and Chief Executive Officer

On January 19, 2022, the Company also announced that the Board has appointed Steve Horn, age 50, the Company’s current Executive Vice President and Chief Operating Officer, as Mr. Whitehurst’s successor effective as of April 29, 2022 (such date, the “Appointment Effective Date”). Mr. Horn has served as Executive Vice President and Chief Operating Officer of the Company since August 2020, as Chief Acquisition Officer from 2014 to 2020, as Senior Vice President of Acquisitions from 2008 to 2013, and as Vice President of Acquisitions from 2003 to 2008. Mr. Horn will assume the position of President and Chief Executive Officer on the Appointment Effective Date.

Mr. Horn entered into an employment agreement with the Company on January 2, 2014 (the “Original Employment Agreement”). In connection with his appointment as President and Chief Executive Officer of the Company, the Company replaced the Original Employment Agreement with an employment letter (the “Employment Letter”) and designated Mr. Horn as a participant in the Executive Severance and Change of Control Plan (the “Executive Severance Plan”) as described below. The Employment Letter and Mr. Horn’s participation in the Executive Severance Plan will become effective on the Appointment Effective Date.

The terms of the Employment Letter are as follows:

•	Mr. Horn will be entitled to receive an annual base salary of $750,000.

•	Mr. Horn will be eligible to receive an annual cash performance-based bonus determined in accordance with the Company’s executive compensation policies in effect during his employment.

•	Mr. Horn will be eligible to receive equity awards under the Company’s 2017 Performance Incentive Plan.

•	Mr. Horn will be eligible to participate in the Company’s benefits plans, and will receive certain additional fringe benefits.

•	The Company will reimburse Mr. Horn for all ordinary and reasonable out-of-pocket expenses related to the performance of his services.

Executive Severance Plan

On January 19, 2022, the Board adopted the Executive Severance Plan applicable to certain employees of the Company who are designated as participants by the Compensation Committee of the Board (the “Committee”) and who enter into a letter agreement with the Company. Mr. Horn has been designated as a participant in the Executive Severance Plan effective as of the Appointment Effective Date, with a “termination payment multiple” of two and one-half and a “change of control termination payment multiple” (as such terms are defined in the Executive Severance Plan) of three.

The “termination payment multiple” applies on a termination of a participant’s employment by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the Executive Severance Plan) and the “change of control termination payment multiple” applies on a termination of a participant’s employment by the Company without “cause” or by the participant for “good reason”, in each case during the period beginning on the date that is three months prior to the consummation of a “change of control” of the Company and ending on the date that is 12 months after the consummation of such “change of control” of the Company (such period, the “Change of Control Protection Period”).

Death or Disability Severance Benefits. If a participant’s employment is terminated due to such participant’s death or disability, such participant will be eligible to receive: (a) a lump sum cash payment equal to a prorated portion of such participant’s annual bonus at the “target” level for the year of termination; (b) in the event of such participant’s death, (i) a lump sum cash payment equal to two months of such participant’s annual base salary, and (ii) one-year of continued Company-paid health coverage; (c) vesting of any unvested time-based equity awards; and (d) vesting of any unvested performance-based equity awards at the “target” level of performance.

Termination without Cause or for Good Reason Severance Benefits. If a participant’s employment is terminated by the Company without “cause” or by such participant for “good reason”, such participant will be eligible to receive: (a) a cash payment equal to such participant’s “termination payment multiple” (or, if such termination occurs during the Change of Control Protection Period, such participant’s “change of control termination payment multiple”) multiplied by his or her annual base salary; (b) a cash payment equal to such participant’s “termination payment multiple” (or, if such termination occurs during the Change of Control Protection Period, such participant’s “change of control termination payment multiple”) multiplied by such participant’s average annual bonus for the three years of employment prior to termination (provided, however, if such participant serves as the Company’s Chief Executive Officer (the “CEO”) on his or her termination date, such termination occurs on or after the consummation of a “change of control” and such participant has not been employed for three years, then the amount payable to such participant under this clause (b) will be equal to such participant’s “termination payment multiple” (or, if such termination occurs during the Change of Control Protection Period, such participant’s “change of control termination payment multiple”) multiplied by such participant’s average annual bonus for the years of employment that such participant served as the CEO); (c) one-year of continued Company-paid health coverage; (d) in the event of such termination during the Change of Control Protection Period, a payment equal to a prorated portion of such participant’s annual bonus at the “target” level for the year of termination; (e) vesting of any unvested time-based equity awards; and (f) vesting of a pro-rated portion of any unvested performance-based equity awards based on attainment of actual performance. The cash payments in clauses (a) and (b) are payable in equal installments over a 12-month period.

Retirement Severance Benefits. If a participant’s employment is terminated due to retirement (as approved by the Board), such participant will be eligible to receive: (a) a lump sum cash payment equal to a prorated portion of such participant’s annual bonus based on attainment of actual performance for the year of termination; (b) vesting of any unvested time-based equity awards; and (c) vesting of a pro-rated portion of any unvested performance-based equity awards based on attainment of actual performance.

Change of Control Equity Benefits. On a “change of control” of the Company, a participant will be eligible to receive: (a) vesting of any unvested time-based equity awards; and (b) vesting of any unvested performance-based awards at the “target” level of performance; provided that, if the participant has previously been terminated from employment without “cause” or for “good reason” and the “change of control” occurs prior to the vesting of any such unvested performance-based equity awards, then the performance-based equity awards will vest at the “target” level of performance as of the effective date of such “change of control”.

Conditions to Receipt of Severance. A participant must execute a letter agreement with the Company that contains non-competition, non-solicitation, non-disclosure and non-disparagement covenants. Additionally, other than in the case of a termination of employment due to death or disability, the participant’s receipt of severance payments and benefits under the Executive Severance Plan is contingent upon such participant timely signing and not revoking a release of claims in favor of the Company and such participant complying with the restrictive covenants in his or her letter agreement.

Excise Tax. In the event any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a participant would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, a participant will be entitled to receive either full payment of such payments or benefits or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the participant. No excise tax gross-ups are provided for in the Executive Severance Plan.

The foregoing summary of the terms and conditions of the Employment Letter and the Executive Severance Plan is qualified in its entirety by reference to the full text of the Employment Letter and Executive Severance Plan, copies of which are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated by reference herein.

Additional information about these actions is included in the Company’s press release dated January 19, 2022, a copy of which can be found on the Company’s website at https://www.nnnreit.com/news.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Retirement and Transition Agreement, dated as of January 19, 2022, between the Company and Julian E. Whitehurst.

Exhibit 10.2	Employment Letter, dated as of January 19, 2022, between the Company and Stephen A. Horn, Jr.

Exhibit 10.3	National Retail Properties, Inc. Executive Severance and Change of Control Plan.

104.1	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President and Chief Financial Officer

Date: January 21, 2022